UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 29, 2018

KINDRED BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36225	46-1160142
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
1555 Bayshore Highway, Suite 200, Burlingame, California 94010
(Address of principal executive offices) (Zip Code)

(650) 701-7901
(Registrant’s telephone number, include area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01    Entry into a Material Definitive Agreement.
On March 29, 2018, Kindred Biosciences, Inc. (the “Company”) entered into a Standard Form of Agreement Between Owner and Design-Builder based upon AIA Document A141 - 2014 (the “Agreement”), with CRB Builders, LLC (“CRB”) in connection with the renovation of the Company’s manufacturing facility in Elwood, Kansas (the “Facility”).
Pursuant to the Agreement, CRB will provide pre-construction and construction services in connection with constructing and renovating the Facility to provide approximately 16,500 square feet of new production space, and supporting Fill and Finish and Bio Production processes (the “Project”). The date for substantial completion of CRB’s work on the Project is set as February 22, 2019, which is subject to adjustment in accordance with the terms of the Agreement as the renovation progresses, or as agreed and requested by the Company. The Agreement is subject to customary undertakings, covenants, obligations, rights and conditions.
The foregoing summary of the material terms of the Agreement does not purport to be a complete description of the terms and provisions of the Agreement. The full text Agreement will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending March 31, 2018, portions of which will be subject to a FOIA confidential treatment request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.
Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 2, 2018, the board of directors (the “Board”) of the Company appointed Ernest Mario, Ph.D. to serve as a Class I director of the Company, effective as of April 2, 2018, for a term expiring at 2020 annual meeting of stockholders. As a result of Dr. Mario's appointment, the authorized size of the Board was increased to five members. There is no arrangement or understanding between Dr. Mario and any other person pursuant to which Dr. Mario was selected as a director. There are no relationships between Dr. Mario and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K. Dr. Mario is an independent director in accordance with the listing requirements of The NASDAQ Stock Market. Dr. Mario’s compensation will be consistent with the compensation of the Company’s other non-employee directors, and the Board will determine subsequently whether Dr. Mario will serve on any Board committees.
Dr. Mario previously served as a member of the Company's Board from February 15, 2013 until May 23, 2016. Dr. Mario served as Deputy Chairman of Glaxo Holdings plc from 1992 to 1993 and as Chief Executive Officer from 1989 to 1993. From 1993 until 2001, he was Chairman and Chief Executive Officer of ALZA Corporation, a drug delivery technology company acquired by Johnson & Johnson in 2001. From 2003 until 2007, Dr. Mario served as Chairman and Chief Executive Officer of Reliant Pharmaceuticals, which was acquired by GlaxoSmithKline. He currently is Chairman of Soleno Therapeutics Inc., a public pharmaceutical company developing novel therapeutic products to treat migraine and allergic rhinitis. He is also a Venture Partner with Pappas Ventures and serves on a number of corporate boards, including the following public companies: Soleno Therapeutics Inc., Celgene Corporation, Chimerix Inc., Eyenovia Inc. and Tonix Pharmaceuticals Holding Corporation. Dr. Mario earned a B.S. in pharmacy at Rutgers University and his M.S. and Ph.D. in physical sciences at the University of Rhode Island. He holds honorary doctorates from the University of Rhode Island and Rutgers University. In 2007 he was awarded the Remington Medal by the American Pharmacists’ Association, pharmacy’s highest honor.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDRED BIOSCIENCES, INC.

Date: April 4, 2018	By: /s/ Richard Chin
Richard Chin
Chief Executive Officer